Exhibit 10.2

May 1, 2006

Dr. Sean Tucker

West Coast Biologicals, Inc.

360 Langton St., Suite 301

San Francisco, CA 94103

Dear Sean:

West Coast Biologicals, Inc. (the “Company”) is pleased to set forth the following terms of your full-time employment with the Company in the position of Vice President, Research and Director of Immunology. You will report to the Company’s Chief Executive Officer and Board of Directors, and your job responsibilities will include those tasks and duties you have performed in the past and any additional duties or projects as requested by the Chief Executive Officer and the Board of Directors. You will be expected to loyally and conscientiously perform all of the duties and obligations required of you to the reasonable satisfaction of the Company.

During the term of your employment, you agree that you will not render any commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, provided that you may accept speaking or presentation engagements in exchange for honoraria, serve on boards of non-competitive companies or charitable organizations, and own up to 1% of the outstanding equity securities of a corporation whose stock is listed on a national securities exchange (or any other company with the approval of the Board). You agree not to directly or indirectly engage or participate in any business that is competitive with the Company's business.

Salary and Benefits

The Company understands and appreciates your willingness to forego cash compensation (other than $5,000) for your services to date. Accordingly, following the closing of the Company’s Series A Preferred Stock financing in the amount of at least $2 million, the Company shall review your cash compensation, taking into account salaries/bonuses for officers in similar positions at other companies. The minimum salary shall be $125,000 per year, provided you remain employed full-time by the Company. Your salary will be payable pursuant to the Company’s regular payroll policy, which will provide either that payments are made once a month or twice a month. The Company will review your cash compensation annually as part of the Company’s normal review process.

The Company will provide you with the opportunity to participate in standard benefit plans, if any, available to other similarly situated employees, subject to any eligibility requirements imposed by such plans. You will be entitled to 15 days of paid vacation per year (which may be accrued up to a maximum of 45 days), up to 7 days of paid sick leave, and 8 paid holidays. Vacation may not be taken before it is accrued, unless approved by the Board of Directors.

Equity Compensation

The Board of Directors will review your equity compensation package on at least a semi-annual basis to ensure that you have adequate and competitive equity incentives to ensure the Company’s success. You will be eligible to participate in the Company’s equity incentive programs to the same extent as other executive officers of the Company, provided that your future stock option and/or restricted stock awards will be entirely at the discretion of the Board of Directors.

Severance

If during the term of your employment, (1) you are terminated without “cause”, or (2) you voluntarily resign for “good reason”, then one-half (1/2) of your Option Shares shall vest and become immediately exercisable, except that if there are fewer than one-half (1/2) of the Option Shares unvested, then all remaining unvested Option Shares shall vest and become immediately exercisable. As used in this agreement, “Option Shares” shall mean all options to purchase Company stock held by you at the relevant time, whether or not such options are vested or unvested.

For the purposes hereof, “cause” shall mean that you:

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are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any unlawful act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

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fail to consistently perform your material duties to the Company in good faith and to the best of your ability; provided that the Company shall not be permitted to terminate you pursuant to this clause unless it has first provided you with written notice and an opportunity to cure such failure;

•	willfully disregard or fail to follow instructions from the Company’s senior management or board of directors to do any legal act related to the Company’s business;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company; or

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance provisions herein, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties and responsibilities, (ii) a reduction in your cash compensation of more than 10%

(following the establishment of your cash compensation as contemplated herein), or (iii) a change in your job location of more than 50 miles from its previous location.

At-Will Employment

Your employment with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and the Company’s Board of Directors.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following (to the extent such conditions have not been previously satisfied):

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Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States (if you have not already done so, please provide the INS Form 1-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof).

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

•	Your consent to, and our receipt of results satisfactory to the Company of, reference and background checks conduct at the Company’s discretion.

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Your execution and return of the enclosed copy of this letter to me no later than the due date on the last page of this letter, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre- existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Other

If you accept this offer, and the conditions of this offer are satisfied, this offer and the written agreements referenced in this letter shall constitute the complete agreement between you and the

Company with respect to the terms and conditions of your employment. This letter shall supersede any existing employment arrangement or agreement with the Company. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the President. California law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

We look forward to you accepting this offer and continuing our mutually rewarding relationship. If you accept this offer, please date and sign below on the enclosed copy of this letter and return it to me no later than May 20, 2006. If you have any questions regarding this letter, please feel free to contact me at                    .

Sincerely,

WEST COAST BIOLOGICALS, INC.

/s/ Dr. Mark Backer

Dr. Mark Backer

I accept the above terms and conditions of my employment with the Company.

Dated: May 20, 2006	/s/ Dr. Sean Tucker
Signature

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